EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We consent to the inclusion in the prospectus of this Amendment No. 2 to the registration statement on Form SB-2 (File No. 333-124325) of (i) our report, dated January 13, 2006, on our audits of the consolidated financial statements of Cape Systems Group, Inc. (formerly Vertex Interactive, Inc.) and Subsidiaries as of and for the years ended September 30, 2005 and 2004, which report includes an explanatory paragraph related to the Company's ability to continue as a going concern, and (ii) our report, dated March 24, 2005, on our audits of the financial statements of Cape Systems, Inc. as of and for the year ended December 31, 2003. We also consent to the references to our Firm under the caption "Experts" in the prospectus.

Roseland, New Jersey
March 20, 2006